Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RENEO PHARMACEUTICALS, INC.

Reneo Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that:

ONE: The date of filing of the Company’s original certificate of incorporation with the Delaware Secretary of State was September 22, 2014.

TWO: The Amended and Restated Certificate of Incorporation of the Company, is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is OnKure Therapeutics, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801 and the name of its registered agent at such address is National Registered Agents, Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. General

The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 220,000,000 shares. 210,000,000 shares shall be Common Stock, each having a par value of $0.0001, of which 200,000,000 shares of Common Stock are designated as a series denominated as Class A Common Stock (the “Class A Common Stock”) and 10,000,000 shares of Common Stock are designated as a series denominated as Class B Common Stock (the “Class B Common Stock”). 10,000,000 shares shall be Preferred Stock, each having a par value of $0.0001.

Effective upon the filing and effectiveness of this Amended and Restated Certificate of Incorporation (the “Effective Time”) each share of the Company’s Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall automatically, and without further action by any stockholder, be reclassified as one (1) share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Company’s Common Stock shall from and after the Effective Time be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof.

B. Common Stock

(a)

Except as expressly set forth in this Article IV with respect to voting rights and conversion rights only, the Class B Common Stock shall have the same rights and powers of, rank equally to, share ratably with and be identical in all respects and as to all matters to Class A Common Stock. If the Company in any manner subdivides or combines the shares of Class A Common Stock, then the shares of Class B Common Stock will be subdivided or combined in the same proportion and manner, and if the Company in any manner subdivides or combines the shares of Class B Common Stock, then the outstanding shares of Class A Common Stock will be subdivided or combined in the same proportion and manner. Unless a holder of Class B Common Stock requests for shares of Class B Common Stock held by such holder to be certificated, shares of Class B Common Stock shall not be certificated and shall be held in book-entry form on the books and records of the Company.

(b)

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock pursuant to this Article IV, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. For the avoidance of doubt, no share of Class B Common Stock shall be converted into a share of Class A Common Stock except in accordance with this Article IV.

(c)

Each share of Class A Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of stockholders. Except as (and only to the extent) otherwise required by applicable law, the holders of the Class B Common Stock shall have no voting rights, and Class B Common Stock shall not entitle the holder thereof to vote on any matter, including the election of directors, at any time.

(d)

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

(e)

Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

(f)

i.

Subject to the terms of this clause (f) of Section B of this Article IV, shares of Class B Common Stock shall be convertible into a corresponding number of fully paid and nonassessable shares of Class A Common Stock upon written notice by the holder thereof. Notwithstanding anything to the contrary herein, no holder of Class B Common Stock shall be entitled to receive, and the Company shall not deliver to any such holder, any Class A Common Stock upon conversion of the Class B Common Stock to the extent (but only to the extent) that, after such receipt, such converting holder and its Affiliates (together, the “Related Holders”) would beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock in excess of the Beneficial Ownership Limitation Percentage (as defined below) (this provision, the “Beneficial Ownership Limitation”). For the avoidance of doubt, in the event that the Related Holders beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock equal to or in excess of the Beneficial Ownership Limitation Percentage without taking into account the conversion of Class B Common Stock, then none of the Class B Common Stock shall be convertible into shares of Class A Common Stock until such time as the Related Holders no longer beneficially own in the aggregate, directly or indirectly, shares of Class A Common Stock equal to or in excess of the Beneficial Ownership Limitation Percentage. The “Beneficial Ownership Limitation Percentage” means initially 9.9% of the then-outstanding shares of Class A Common Stock. Any holder of Class B Common Stock may increase the Beneficial Ownership Limitation Percentage with respect to such holder upon 61 days’ prior written notice to the Company (but, prior to the Restriction Lapse Date, not above 9.9% of the then-outstanding shares of Class A Common Stock) and may decrease the Beneficial Ownership Limitation Percentage at any time upon providing written notice of such election to the Company; provided, however, that no holder may make such an election to change the Beneficial Ownership Limitation Percentage with respect to such holder unless all holders managed by the same investment advisor as such electing holder make the same election.

ii.

Before any holder shall be entitled to exchange any shares of such Class B Common Stock pursuant to Section B of this Article IV, such holder shall give written notice to the Company at its principal corporate office of the election to exchange the same and shall state therein the name or names in which the shares of Class A Common Stock are to be issued. Any conversion notice provided by a converting holder under this Section B of this Article IV shall constitute the converting holder’s acknowledgement and confirmation to the Company that (i) the acquisition of the shares of Class A Common Stock sought in the conversion notice will not result in Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Beneficial Ownership Limitation and (ii) any Class A Common Stock to which the converting holder would be entitled but for the Beneficial Ownership Limitation will remain Class B Common Stock.

iii.

For purposes of determining the number of outstanding shares of Class A Common Stock a holder may acquire upon the conversion of Class B Common Stock without exceeding the Beneficial Ownership Limitation Percentage, such holder may rely on the on the number of outstanding shares of Class A Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the U.S. Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the transfer agent for the Class A Common Stock, if any, setting forth the number of shares of Class A Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a conversion notice from a holder at a time when the actual number of outstanding shares of Class A Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such holder in writing of the number of shares of Class A Common Stock then outstanding and, to the extent that such conversion notice would otherwise cause such holder’s beneficial ownership, as determined pursuant to Section B of this Article IV, to exceed the Beneficial Ownership Limitation Percentage, such holder must notify the Company of a reduced number of shares of Class A Common Stock to be delivered pursuant to such conversion notice. The Company shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (unless shares of Class A Common Stock are uncertificated, or such holder requests for such shares to be entered in book-entry form). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such conversion notice, and the Person or Persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such date. Each share of Class B Common Stock that is converted pursuant to Section B of this Article IV shall be retired by the Company and shall not be available for reissuance.

iv.

Any purported delivery of shares of Class A Common Stock upon conversion of Class B Common Stock shall be void ab initio and shall have no effect to the extent (but only to the extent) that such delivery would result in the Related Holders becoming in the aggregate, directly or indirectly, the beneficial owner of more shares of Class A Common Stock than permitted by the Beneficial Ownership Limitation Percentage. To the extent that any portion of a purported delivery is void ab initio (the “Voided Excess Stock”), the Class A Common Stock constituting the Voided Excess Stock shall thereafter represent only the right to receive a number of Class B Common Stock equal to the Voided Excess Stock. As soon thereafter as practicable, the Company and the holder will cooperate to exchange Class A Common Stock constituting the Voided Excess Stock for an equal number of shares of Class B Common Stock.

v.

“Restriction Lapse Date” means the date that the original recipient of Class B Common Stock (the “Original Recipient”) issued Class B Common Stock as merger consideration pursuant to that certain Agreement and Plan of Merger dated on or about May 10, 2024, by and among the Company, Radiate Merger Sub I, Inc., Radiate Merger Sub II, LLC, and OnKure, Inc., as it may be amended from time to time, and the Original Recipient’s Affiliates cease to hold any shares of Class B Common Stock.

vi.

No part of this Section B of Article IV relating to the Class B Common Stock (including, for the avoidance of doubt, this paragraph) shall be waived, altered, amended or repealed (whether by merger, consolidation, domestication, transfer, continuance, recapitalization, reclassification, waiver, statutory conversion or otherwise) without the unanimous vote of the holders of the outstanding shares of Class B Common Stock.

C. Preferred Stock

(a)

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series of Preferred Stock, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Company shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(b)

Except as otherwise required by law or provided in this Amended and Restated Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Increase or Decrease. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding and/or required to be reserved by the terms of this Amended and Restated Certificate of Incorporation) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Company entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of any certificate of designation relating to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

E. Definitions. For purposes of this Article IV, the following definitions shall apply:

(a)

“Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund or account or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person whether through the ownership of voting securities, by contract or otherwise.

(b)	“Person” shall mean any individual, corporation, partnership, trust, limited liability company, association, government agency or political subdivision thereof or other entity.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Subject to the rights of any series of Preferred Stock that may be designated from time to time to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause. Subject to any limitations imposed by applicable law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors, voting together as a single class.

D. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock that may be designated from time to time, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

E. The Board of Directors is expressly empowered to adopt, amend or repeal the Amended and Restated Bylaws of the Company (the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Restated Certificate, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

F. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

G. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws. No action shall be taken by the stockholders of the Company by written consent or electronic transmission.

H. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws.

VI.

A. The liability of a director of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, this

Restated Certificate or the Bylaws (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Restated Certificate or the Bylaws (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company governed by the internal-affairs doctrine or otherwise related to the Company’s internal affairs, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Restated Certificate.

VIII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, except as provided in Section B of this Article VIII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Restated Certificate or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Company required by law or by this Restated Certificate or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, subject to the rights of the holders of any series of Preferred Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII and VIII of this Restated Certificate.

IX.

A. The personal liability of an officer of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty as an officer shall be eliminated to the fullest extent under the DGCL as the same exists or as may hereafter be amended from time to time. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

B. Any repeal or modification of this Article IX shall only be prospective and shall not affect the rights or protections or increase the liability of any officer under this Article IX in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability.

* * * *

THREE: This Amended and Restated Certificate of Incorporation has been duly adopted and approved by the Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the DGCL.

FOUR: This Amended and Restated Certificate of Incorporation, and the amendments set forth herein, shall become effective at 4:02 p.m. Eastern Time on October 4, 2024.

[Signature page follows]

IN WITNESS WHEREOF, Reneo Pharmaceuticals, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer this fourth date of October, 2024.

RENEO PHARMACEUTICALS, INC.

/s/ Gregory J. Flesher
GREGORY J. FLESHER
President and Chief Executive Officer